Exhibit 5.1

July 18, 2005

Eschelon Telecom, Inc.

730 Second Avenue South, Suite 900

Minneapolis, Minnesota 55402

Re:  Registration Statement (No. 333-124703) on Form S-1

Gentlemen:

We have acted as counsel to Eschelon Telecom, Inc., a Delaware corporation (“Eschelon”), in connection with the proposed issuance and sale of those certain shares of Eschelon’s newly-issued Common Stock and those certain additional shares of Eschelon’s Common Stock held by certain stockholders (collectively the “Shares”), as set forth in Eschelon’s registration statement (No. 333-124703) on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), to which this opinion is being filed as Exhibit 5.1.  The Shares include Shares that are subject to an over-allotment option granted to the underwriters in the offering.

This opinion is being furnished in accordance with the requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed Eschelon’s charter documents and records of its corporate proceedings in connection with the issuance and sale of the Shares.  Based on such review, we are of the opinion that the Shares have been duly authorized, and if, as and when issued by Eschelon in accordance with the related prospectus (as amended and supplemented through the date of issuance) will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which is part of the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to Eschelon, the Shares or the Registration Statement.

Sincerely,

DLA Piper Rudnick Gray Cary US LLP